Registration Statement no. 333-134553

Dated October 12, 2007

Rule 424(b)(2)

PRICING SUPPLEMENT

To prospectus dated May 30, 2006

prospectus supplement dated May 30, 2006

$65,000,000.00 PIESSM

(Premium Income Exchangeable SecuritiesSM)

LEHMAN BROTHERS HOLDINGS INC.

6% Exchangeable Notes Due October 12, 2010

(Subject to exchange into shares of common stock of General Mills, Inc.)

This is an offering by Lehman Brothers Holdings Inc. of $65,000,000.00 aggregate principal amount of its 6% Exchangeable Notes Due October 12, 2010, or PIES, and will be a further issuance of, and form a single tranche with, the $22,632,500.00 aggregate principal amount of medium-term notes due October 12, 2010, that Lehman Brothers Holdings Inc. initially issued on October 4, 2007, as described in the pricing supplement dated October 10, 2007. The PIES will have the same CUSIP and ISIN numbers as the previously issued initial PIES of this tranche and will trade interchangeably with such other PIES of this tranche immediately upon settlement. The issuance of the PIES will increase the aggregate principal amount of the outstanding notes of this tranche to $87,632,500.00. Holders of the PIES will receive on each January 12, April 12, July 12 and October 12, beginning January 12, 2008, interest payments at a rate of 6% per annum on the principal amount of $25.00 per PIES. Under certain circumstances, we will have the option to defer interest payments until the maturity of the PIES, at which time we may elect to cancel such interest payments.

The PIES will mature on October 12, 2010 subject to postponement as described in “Description of the PIES—Delivery of General Mills Shares at Maturity”. At maturity, we will exchange your PIES for shares of common stock of General Mills, Inc., which we refer to as “General Mills,” or, at our option the cash equivalent of those shares or a combination of cash and shares. The number of shares of General Mills common stock or amount of cash you will receive will depend upon the price of General Mills common stock on each of the five consecutive trading days beginning on September 28, 2010 (such five trading day period, the “valuation period”. On each of those five trading days, a formula will be applied to that day’s closing price for the General Mills common stock, and the results of the 5 days’ calculations will be added to determine the total number of shares of General Mills common stock (or their cash equivalent) that you will receive on the maturity date, per $25.00 principal amount PIES. Under that formula, subject to adjustment:

•

for each of the five trading days during the valuation period on which the adjusted closing price for General Mills common stock is more than $69.30 per share, you will receive a fraction of a share of General Mills common stock equal to the result of multiplying 1/5th of 0.4329 shares of General Mills common stock by 0.8333;

•

for each of the five trading days during the valuation period on which the adjusted closing price for General Mills common stock is more than $57.75 per share but less than or equal to $69.30 per share, you will receive a fraction of a share of General Mills common stock equal to the result of multiplying 1/5th of 0.4329 share of General Mills common stock by the result of dividing $57.75 by the adjusted closing price for General Mills common stock on such trading day; and

•

for each of the five trading days during the valuation period on which the adjusted closing price for General Mills common stock is $57.75 per share or less, you will receive 1/5th of 0.4329 share of General Mills common stock.

As a result, on the maturity date you will receive a total of between 0.4329 shares and 0.3607 shares of General Mills common stock or their cash equivalent for each $25.00 principal amount of PIES you own.

In the event of a bankruptcy or other insolvency proceeding of General Mills as more fully described in this pricing supplement, all of our obligations under the PIES will immediately terminate. Following such termination, you will not receive any further interest payments and no principal payments, shares of General Mills common stock, cash in lieu of such shares or any other property will be delivered to you.

The General Mills common stock is listed on the New York Stock Exchange under the symbol “GIS.” The last reported sale price on the New York Stock Exchange on October 4, 2007 (the “trade date”) was $57.75 per share.

Investing in the PIES involves risks. See “ Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per PIES	Total
Public offering price (1)	$25.10	$65,260,000.00
Underwriting discount (2)	$0.045	$117,468.00
Proceeds to Lehman Brothers Holdings Inc.	$24.9550	$65,142,532.00

(1)	The public offering price includes the cost of hedging our obligations under the PIES through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The public offering price is 100.40% of the principal amount of $25.00 per PIES.
(2)	Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

Lehman Brothers Holdings has granted the underwriter an option to purchase, within 13 days of the original issuance, up to an additional $9,789,000.00 aggregate principal amount of PIES on the same terms and conditions set forth above solely to cover over-allotments, if any.

The PIES are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about October 12, 2007.

LEHMAN BROTHERS

October 12, 2007

“Premium Income Exchangeable Securities” and “PIES” are service marks owned by Lehman Brothers Inc.

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which these PIES are a part. Buyers should rely upon the base prospectus, the MTN prospectus supplement, this pricing supplement and any other relevant terms supplement for complete details. This pricing supplement, together with the documents listed below, contains the terms of the PIES and supersedes all prior or contemporaneous communications concerning the PIES. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede the base prospectus and the MTN prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PIES. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the PIES offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The PIES described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the PIES. This pricing supplement, and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the PIES in any circumstances in which such offer or solicitation is unlawful.

In this pricing supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

We are offering to sell, and are seeking offers to buy, the PIES only in jurisdictions where offers and sales are permitted. Neither this pricing supplement nor the accompanying base prospectus or MTN prospectus supplement constitutes an offer to sell, or a solicitation of an offer to buy, any PIES by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this pricing supplement nor the accompanying base prospectus or MTN prospectus supplement, nor any sale made hereunder implies that there has been no change in our affairs or that the information in this pricing supplement and accompanying base prospectus or MTN prospectus supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying base prospectus or MTN prospectus supplement, and the purchase, offer or sale of the PIES and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the PIES under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

3

PRICING SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this pricing supplement and does not contain all the information you may need to consider in making your investment decision. You should read carefully this entire pricing supplement and consider the information set forth in “Risk Factors.” Except as otherwise noted, all information contained in this pricing supplement assumes no exercise by the underwriter of its over-allotment option.

Issuer	Lehman Brothers Holdings Inc.

Securities Offered	6% Exchangeable Notes Due October 12, 2010, which we refer to as PIES, with an aggregate principal amount of $65,000,000.00. Each PIES will be issued with a principal amount of $25.

Underlying Security	The common stock of General Mills, Inc.

Offering Price	$25.10 per PIES, plus accrued interest, if any, from October 4, 2007.

Maturity Date	October 12, 2010. The maturity date is subject to postponement as described under “Description of the PIES—Delivery of General Mills Shares at Maturity”.

Ranking	The PIES are senior unsecured obligations of Lehman Brothers Holdings Inc. that are linked to the common stock of General Mills. The PIES are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

Interest Rate	6% per annum on the principal amount of $25 per PIES.

Interest Payment Dates

Quarterly, on the 12th day of each January, April, July and October, starting on January 12, 2008. Regular record dates for interest payments will be every December 29, March 29, June 28 and September 28. If any interest payment date is not a business day, you will receive payment on the following business day without any additional interest in respect of the delay.

In the event that General Mills does not set a record date for payment of a dividend on its common stock in respect of any quarterly period at least five business days prior to a record date for an interest payment on the PIES, we will have the option to defer the interest payment immediately following such record date until the maturity of the PIES. Upon the maturity of the PIES, we may elect to cancel such deferred interest.

Payment at Maturity	At maturity, holders of PIES will be entitled to receive, in respect of each PIES, a number of shares of the underlying security equal to the total exchange shares. We may elect to pay all or a part of the payment at maturity in cash.

Total Exchange Shares	The total exchange shares is a number of shares of the underlying security equal to the sum of the daily amounts for each of the five trading days beginning on September 28, 2010 (such five day trading period, the “valuation period”). As a result, after giving effect to the determination of the daily amounts for each of the five consecutive trading days during the valuation period as described under “—Daily Amount”, on the maturity date, subject to adjustment as described herein, you will receive a total of between 0.4329 shares and 0.3607 shares of General Mills common stock for each $25 principal amount of PIES you own. See “Description of the PIES—Delivery of General Mills Shares at Maturity” for an illustration of the number of shares of General Mills common stock that you would receive at various adjusted closing prices.

Daily Amount	The daily amount per PIES for each of the five trading days during the valuation period is equal to:

•        if the adjusted closing price for General Mills common stock for the relevant trading day is more than $69.30 per share, a fraction of a share of General Mills common stock equal to the result of multiplying 1/5th of 0.4329 shares of General Mills common stock by 0.8333;

•        if the adjusted closing price for General Mills common stock for the relevant trading day is more than $57.75 per share but less than or equal to $69.30 per share, a fraction of a share of General Mills common stock equal to the result of multiplying 1/5th of 0.4329 shares of General Mills common stock by the result of dividing $57.75 by the adjusted closing price for General Mills common stock on such trading day; and

•        if the adjusted closing price for General Mills common stock for the relevant trading day is $57.75 per share or less, a fraction of a share of General Mills common stock equal to 1/5th of 0.4329 shares of General Mills common stock.

Adjusted Closing Price	The adjusted closing price on any trading day during the valuation period means, with respect to the underlying security, the sum of its closing price on its exchange and its dividend adjustment amount, in each case as of such trading day. The dividend adjustment amount will be calculated in the manner described under “Description of the PIES—Delivery of General Mills Shares at Maturity.”

Option to Deliver Cash Instead of General Mills Common Stock

We will have the option to pay you cash instead of delivering some or all of the General Mills common stock that we would otherwise be required to deliver to you. If we elect to deliver cash in respect of a portion of the total exchange shares, the amount of cash deliverable in respect of such portion generally will be equal to the product of (a) the number of shares of General Mills common stock otherwise deliverable in respect of such portion of the total exchange shares multiplied by (b) the average of the closing prices of General Mills common stock for each of the trading days during the valuation period.

Termination Upon Bankruptcy of General Mills

In the event of a bankruptcy or other insolvency proceeding of General Mills as more fully described under “Description of the PIES—Bankruptcy, Insolvency, Reorganization or Liquidation of General Mills”, all of our obligations under the PIES will immediately terminate. Following such termination, you will not receive any further interest payments and no principal payments, shares of General Mills common stock, cash in lieu of such shares or any other property will be delivered to you in respect of the PIES.

Certain Adjustment Events	The number of shares of General Mills common stock (or the amount of cash) you receive on the maturity date will be adjusted, or you will receive securities or other property instead of or in addition to the General Mills common stock, if General Mills splits its stock, pays an extraordinary dividend, issues warrants or distributes certain types of assets or if certain other events occur that are described in detail later in this pricing supplement (including adjustments for payment of regular quarterly cash dividends on the General Mills common stock that differ from specified amounts which will initially be $0.39 per share of General Mills common stock). See “Description of the PIES—Dilution Adjustments” and “Description of the PIES—Adjustment Events.”

No Early Redemption	We will not have the option to exchange the principal amount of the PIES for General Mills common stock or to otherwise repay the principal of the PIES prior to the maturity date.

No Early Repurchase or Early Conversion Rights	You will not have the option to cause us to repurchase the PIES or exchange the principal amount of the PIES for General Mills common stock prior to the maturity date.

U.S. Federal Income Tax Considerations

Investors should consider the tax consequences of investing in the PIES. There is no statutory, judicial or administrative authority that directly addresses the proper United States federal income tax characterization and treatment of securities similar to the PIES. No ruling is being sought from the Internal Revenue Service as to the proper United States federal income tax characterization and treatment of the PIES. You should also be aware that our special tax counsel, Sidley Austin LLP, has not provided us with an opinion regarding the proper characterization of the PIES for United States federal income tax purposes. Therefore, the proper United States federal income tax characterization and treatment of the PIES is uncertain. Notwithstanding the foregoing, Lehman Brothers Holdings Inc. intends to treat, and by purchasing a PIES, for all tax purposes, you agree to treat, a PIES as a financial contract, rather than as a debt instrument. See “United States Federal Income Tax Consequences” in this pricing supplement.

Ratings	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA– by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. Our creditworthiness does not affect or enhance the likely performance of the investment other than our ability to meet our obligations.

DTC Eligibility	The PIES will be issued in book-entry form and will be represented by permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (DTC) in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Use of Proceeds	The net proceeds we receive from the sale of the PIES will be used, in whole or in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PIES. The balance of the proceeds, if any, will be used for general corporate purposes. See “Use of Proceeds.”

Listing	The PIES will not be listed on any exchange.

New York Stock Exchange Symbol for General Mills Common Stock	General Mills common stock is traded on the New York Stock Exchange under the symbol “GIS.”

CUSIP	52522L350.

ISIN	US52522L3502.

RISK FACTORS

You should carefully consider the following factors and other information contained and incorporated by reference in this pricing supplement before deciding to purchase the PIES. Additionally, you should read “Risk Factors” in the accompanying MTN prospectus supplement beginning on page S-4. Specifically, you should be aware that the trading price of the PIES may vary considerably prior to the maturity date as a result of, among other things, fluctuations in the market price of General Mills common stock and other events that are difficult to predict and beyond our control.

You will bear the full risk of a decline in the value of the General Mills common stock between the trade date for the PIES and the maturity date.

The amount of General Mills common stock (or the cash equivalent) that you will receive on the maturity date is not fixed, but is based on the adjusted closing price of General Mills common stock on each of five trading days of the valuation date. The value of the shares of common stock you receive in exchange for your PIES or the equivalent cash payment may be less than the principal amount of your PIES. If the adjusted closing price is below $57.75, which we refer to as the “initial price”, the stock that you receive will be worth less than what you paid for your PIES and you will lose money. Moreover, you will lose your total investment in the PIES if General Mills becomes insolvent or bankrupt.

Your opportunity for equity appreciation will be less than direct ownership of General Mills common stock.

The market value of the General Mills common stock (or the cash equivalent) that you will receive on the maturity date represented by the daily amount for any of the trading days during the valuation period will exceed $57.75 per share only if the closing price per share of General Mills common stock on such day exceeds $69.30, which we refer to as the “threshold appreciation price.” The threshold appreciation price represents an appreciation of 20% over the closing price on the New York Stock Exchange on October 4, 2007. Therefore, during the period prior to maturity, an investment in the PIES affords less opportunity for equity appreciation than a direct investment in the General Mills common stock. If the closing price per share of General Mills common stock on any of the trading days during the valuation period exceeds the initial price of $57.75 but falls below or equals the threshold appreciation price, with respect to the daily amount for such day, you will realize no equity appreciation of the General Mills common stock. Furthermore, if the adjusted closing price per share of General Mills common stock on any of the days during the valuation period exceeds the threshold appreciation price, with respect to the daily amount for such day, you will realize only 83.33% of the value of the shares of General Mills common stock that you could have purchased with $57.75 at the time of the offering. See “Description of the PIES—Delivery of General Mills Shares at Maturity” for an illustration of the number of shares of General Mills common stock that you would receive at various closing prices.

Your yield on the PIES, which could be negative, may be lower than the yield on other debt securities of comparable maturity.

Your yield on the PIES, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a conventional fixed-rate, non-callable debt security of ours with the same maturity date. In addition, any return on the PIES may not fully compensate you for any opportunity cost to you investing in the PIES when you takes into account inflation and other factors relating to the time value of money.

You will be exposed to changes in the underlying security’s closing price from the valuation period until the maturity date.

At maturity, unless we elect to pay you in cash, you will receive shares of the underlying security. If the closing price of the underlying security has depreciated from the last trading day in the valuation period, the value of the shares delivered to you will be less than if those shares had appreciated or remained constant.

Historical performance of the underlying security should not be taken as an indication of the future performance of the underlying security during the term of the PIES.

Historical performance of the underlying security is not necessarily indicative of how the underlying security will perform in the future. It is impossible to predict whether the market price of the underlying security will decrease or increase. The market prices of the underlying security will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which the security is traded.

Prior to maturity, the value of the PIES will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the PIES. We expect that, generally, the market price of the underlying security on any day will affect the value of the PIES more than any other single factor. However, a PIES holder should not expect the value of the PIES in the secondary market to vary in proportion to changes in the market price of the underlying security. The value of the PIES will be affected by a number of other factors that may either offset or magnify each other, including:

•	the volatility or expected volatility in the underlying security;

•	the time to maturity of the PIES;

•	interest and yield rates in the market generally as well as in the markets of the underlying security;

•	the dividend rate on the underlying security;

•	economic, financial, political, regulatory or judicial events that affect the underlying security or stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in its credit ratings.

You should be willing to hold your PIES to maturity.

The PIES are not designed to be short-term trading instruments. The price at which you will be able to sell your PIES to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the PIES, even in cases where the market price of the underlying security has increased since the trade date. A PIES holder should be willing to hold its PIES to maturity.

A trading market for the PIES may not develop.

The PIES will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the PIES in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PIES easily. Because other dealers are not likely to make a secondary market for the PIES, the price at which you may be able to trade your PIES is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the PIES. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the PIES from us, and your ability to sell or trade the PIES in the secondary market may be limited.

Certain actions by General Mills may adversely affect the value of the PIES.

The amount you receive at maturity is subject to adjustment for certain events arising from, among other things, stock splits and combinations, stock dividends and certain other actions of General Mills that modify its capital structure. See “Description of the PIES—Dilution Adjustments” and “—Adjustment Events.” However, other events, such as offerings of General Mills common stock for cash or in connection with acquisitions, which may adversely affect the price of the General Mills common stock, may not result in an adjustment. If any of these other events adversely affects the price of the General Mills common stock, it may also adversely affect the trading price of the PIES.

Certain activities of ours or our affiliates may adversely affect the value of the PIES.

Lehman Brothers Inc. and other affiliates of ours may trade the underlying security and other financial instruments related to the underlying security on a regular basis, for their accounts and for other accounts under their management. Lehman Brothers Inc. and these affiliates may also underwrite or assist unaffiliated entities in the issuance or underwriting of the underlying security and may issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the underlying security. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the PIES. Any of these trading activities could potentially affect the price of the underlying security and, accordingly, could affect the payment you receive at maturity.

We or our affiliates may currently or from time to time engage in business with the issuer of the underlying security, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the issuer of the underlying security or the underlying security, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the issuer, and these reports may or may not recommend that investors buy or hold the underlying security. Any prospective purchaser of PIES should undertake an independent investigation of the issuer of the underlying security as is in its judgment appropriate to make an informed decision with respect to an investment in the PIES.

In addition, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of PIES or other notes with returns linked or related to changes in the price of the underlying security. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the PIES.

On the date of this pricing supplement, we, through our affiliates, hedged our anticipated exposure in connection with the PIES by taking positions in the underlying security or instruments whose value is derived from the underlying security. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could have increased the price of the underlying security, and, therefore, effectively established a higher price that the underlying security must achieve in order to provide a positive return on your PIES or for you to avoid a loss on your investment at maturity. From time to time, prior to the maturity of the PIES, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the underlying security or instruments whose value is derived from the underlying security. We cannot assure you that any of these activities will not have a material impact on the price of the underlying security or the value of the PIES.

You will have no rights as General Mills common stockholders, but you may be negatively affected by some changes made with respect to General Mills common stock.

Until you acquire General Mills common stock upon maturity of the PIES, you will have no rights with respect to the General Mills common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the General Mills common stock, but your investment may be effected by these events. Upon the receipt of shares of General Mills common stock for your PIES, you will be entitled to exercise the rights of a holder of General Mills common stock only as to actions for which the applicable record date occurs after the maturity date of the PIES. For example, in the event that an amendment is proposed to General Mills’ articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the General Mills common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of General Mills common stock. If we choose to deliver only cash upon the maturity of the PIES, you will never be able to exercise any rights with respect to the General Mills common stock.

General Mills has no obligations with respect to the PIES.

General Mills has no obligations with respect to the PIES or the amount you are to receive at maturity. General Mills is not under any obligation to take your needs or our needs into consideration. General Mills is not involved with the administration or trading of the PIES.

We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the PIES. Any such research, opinions or recommendations could affect the underlying security’s closing price or the value of the PIES.

We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the PIES, or express opinions or provide recommendations that are inconsistent with purchasing or holding the PIES. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the PIES. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the PIES.

An affiliate of ours will initially act as calculation agent, creating a potential conflict of interest between the PIES holders and us.

Lehman Brothers Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the amount payable on the PIES on the maturity date, whether adjustments should be made with respect to the underlying security and whether a market disruption event has occurred with respect to the underlying security. In addition, the terms of the PIES provide the calculation agent significant discretion in calculating the expected dividend amount (which will impact the calculation of the adjusted closing price and ultimately the payment at maturity) following the occurrence of certain corporate actions. In performing these duties, Lehman Brothers Inc. may have interests adverse to the interests of the PIES holders, which may affect the PIES holders’ return on the PIES, particularly where Lehman Brothers Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly calculating an adjusted closing price and the amount, if any, that we are required to pay PIES holders at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that such an event has occurred, it is possible that the valuation period and the maturity date will be postponed and the PIES holders’ return will be adversely affected.

The tax consequences of an investment in the PIES are uncertain.

Investors should consider the tax consequences of investing in the PIES. There is no statutory, judicial or administrative authority that directly addresses the proper United States federal income tax characterization and treatment of securities similar to the PIES. No ruling is being sought from the Internal Revenue Service as to the proper United States federal income tax characterization and treatment of the PIES. You should also be aware that our special tax counsel, Sidley Austin LLP, has not provided us with an opinion regarding the proper characterization of the PIES for United States federal income tax purposes. Therefore, the proper United States federal income tax characterization and treatment of the PIES is uncertain. Notwithstanding the foregoing, Lehman Brothers Holdings Inc. intends to treat, and by purchasing a PIES, for all tax purposes, you agree to treat, a PIES as a financial contract, rather than as a debt instrument. See “United States Federal Income Tax Consequences” in this pricing supplement.

USE OF PROCEEDS

The net proceeds we receive from the sale of the PIES will be used, in whole or in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PIES. The balance of the proceeds, if any, will be used for general corporate purposes.

On the date of this pricing supplement, we, through our affiliates, hedged our anticipated exposure in connection with the PIES by taking positions in the common stock of General Mills, or instruments whose value is derived from the common stock of General Mills. While we cannot predict an outcome, such hedging activity could have increased the price of the common stock of General Mills, and, therefore, effectively established a higher price that the common stock of General Mills must achieve in order to provide a positive return on your PIES or for you to avoid a loss on your investment. From time to time, prior to the maturity of the PIES, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the underlying security or instruments whose value is derived from the underlying security. We cannot assure you that any of these activities will not have a material impact on the price of the underlying security or the value of the PIES. See “Risk Factors—Certain activities of the Issuer or its affiliates may adversely affect the value of the PIES.”

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No PIES holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

INFORMATION ON THE UNDERLYING SECURITY

The underlying security is not particularly described in this pricing supplement. The information contained in this pricing supplement relating to General Mills and the underlying security consists only of extracts from or summaries of information which is publicly available. The price range of General Mills stock listed in this section was gathered from Bloomberg Financial Markets without independent verification. The Issuer has not independently verified any such information, and does not accept any responsibility for error or omission. The underlying security is listed on the New York Stock Exchange and investors may acquire such further information as they deem necessary in relation to the underlying security and General Mills from such publicly available information as they deem appropriate.

Investors should make their own investment, hedging and trading decisions (including decisions regarding the suitability of this investment), based upon their own judgment and upon advice from such advisors as such investors deem necessary and not upon any view expressed by us.

The underlying security is registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under Exchange Act are required to file periodically certain financial and other information specified by the U.S. Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Room at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is http://www.sec.gov. In addition, information regarding the underlying security may be obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

General Mills, Inc. (Ticker: GIS)

Lehman Brothers Holdings Inc. has obtained the following information regarding General Mills from General Mills’s reports filed with the SEC. All information contained herein on General Mills is derived from publicly available sources and is provided for informational purposes only. We do not make any representation that these publicly available documents are accurate or complete.

General Mills, Inc. is a global manufacturer and marketer of branded, packaged, consumer foods and operates in the consumer foods industry. It is also a supplier of branded and unbranded food products to the food-service and commercial baking industries. As of May 27, 2007, these products are manufactured by General Mills, Inc. in 18 countries and marketed in more than 100 countries.

PRICE RANGE OF GENERAL MILLS COMMON STOCK

	High	Low	Closing Price at Period End
Fiscal 2004
First quarter	47.67	44.70	46.68
Second quarter	49.13	45.50	47.53
Third quarter	47.53	44.80	44.90
Fourth quarter	49.82	43.30	49.71
Fiscal 2005
First quarter	53.36	48.75	49.15
Second quarter	51.28	46.79	46.79
Third quarter	48.20	44.68	48.20
Fourth quarter	50.10	47.53	49.32
Fiscal 2006
First quarter	50.85	47.24	50.68
Second quarter	52.09	48.64	51.66
Third quarter	56.78	51.02	56.60
Fourth quarter	58.95	55.05	57.60
Fiscal 2007
First quarter	58.32	54.90	58.22
Second quarter	61.47	57.95	58.42
Third quarter	59.19	54.84	58.01
Fourth quarter (through October 4, 2007)	58.23	57.50	57.50

DESCRIPTION OF THE PIES

The following description of the terms of the PIES supplements the description of the general terms of our medium-term notes set forth under “Description of the Notes” in the accompanying MTN prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned in the accompanying base prospectus or MTN prospectus supplement. Except as otherwise noted, all information contained in this pricing supplement assumes no exercise by the underwriter of its over-allotment option.

General

The Exchangeable Notes Due October 12, 2010 (“PIES”) are senior unsecured obligations of Lehman Brothers Holdings Inc. that are linked to an underlying security. The underlying security is the common stock of General Mills, Inc. The PIES are a series of securities referred to in the accompanying base prospectus and MTN prospectus supplement. The PIES will be issued by Lehman Brothers Holdings Inc. under an indenture, dated as of September 1, 1987, as amended or supplemented from time to time, between us and Citibank, N.A., as trustee.

The PIES do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive shares of the underlying security, or at our election, a payment in cash, the amount of which will vary depending on the performance of the underlying security during the valuation period, calculated in accordance with the applicable formula set forth below.

The PIES are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The PIES will be issued in denominations of $25.00 and integral multiples thereof. The principal amount of each PIES is $25.00 and issue price of each PIES is $25.10. The PIES will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes—Forms of Notes” in the MTN prospectus supplement and “Description of Debt Securities—Information in the Prospectus Supplement” in the base prospectus.

We may, without the consent of the holders of the PIES, create and issue additional securities ranking equally with the PIES and otherwise similar in all respects so that such additional securities shall be consolidated and form a single issue of securities with the PIES. No additional securities can be issued if an event of default has occurred with respect to the PIES.

The PIES:

•	will initially be limited to $65,000,000.00 aggregate principal amount (or 75,049,000 aggregate principal amount if the underwriter’s over-allotment option is exercised in full);

•	will mature on October 12, 2010, subject to extension under the circumstances described below under “—Delivery of General Mills Shares at Maturity—Market Disruption Events”;

•	will provide the payment at maturity described under “—Delivery of General Mills Shares at Maturity”;

•	will bear interest at a rate of 6% per annum, as described below under “—Interest payments”; and

•

will begin to accrue interest on October 12, 2007. Interest will be paid quarterly, on the 12th day of each January, April, July and October, starting on January 12, 2008. Regular record dates for interest payments will be every December 29, March 29, June 28 and September 28.

In the event of a bankruptcy or other insolvency proceeding of General Mills as more fully described under “—Bankruptcy, Insolvency, Reorganization or Liquidation of General Mills,” all of our obligations under the PIES will immediately terminate. Following such termination, you will not receive any further interest payments and no principal payments, shares of General Mills common stock, cash in lieu of such shares or any other property will be delivered to you.

Interest

Except as described below, we will pay interest on the PIES at a rate of 6% per annum on the interest payment dates stated above under “—General” and at maturity except that if the maturity date is extended beyond October 12, 2010, interest will cease to accrue as of such date and we will pay the interest otherwise due on October 12, 2010 on the maturity date as so extended. Each payment of interest due on an interest payment date or at maturity will include interest accrued from the last date to which interest paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to the relevant payment date. The calculation agent will compute interest on the PIES on the basis of a 360-day year of twelve 30-day months. If an interest payment date or the maturity date falls on a day that is not a business day (as defined below), the payment to be made on that date will be made on the next succeeding business day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

We will pay interest to the investor in whose name the PIES are registered at the close of business on the regular record date relating to the interest payment date, provided that the interest payable on the maturity date will be payable to the person to whom the principal is payable. The regular record date relating to an interest payment date will be every December 29, March 29, June 28 and September 28 during the term of the PIES, whether or not it is a business day. For the purpose of determining the investor at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on the preceding business day.

In the event that General Mills does not set a record date for payment of a dividend on its common stock in respect of any quarterly period at least five business days prior to a record date for an interest payment on the PIES, we will have the option to defer the interest payment immediately following such record date until the maturity of the PIES. Upon the maturity of the PIES, we may elect to cancel any such deferred interest payments.

Delivery of General Mills Shares at Maturity

General—payment at maturity. Unless an event of default occurs in respect of the PIES, the “maturity date” for the PIES will be October 12, 2010, subject to the occurrence of a market disruption event or the unscheduled occurrence of a non-trading day on or after September 28, 2010. At maturity, the principal amount of your PIES will be mandatorily exchanged for a number of shares of General Mills common stock (or the equivalent value in cash as described below) equal to the number of PIES you own multiplied by a number of shares of General Mills common stock that we refer to as the total exchange shares for each PIES. The “total exchange shares” to be delivered in respect of each PIES on the maturity date is an amount equal to the sum of the daily amounts calculated as described below for each of the five consecutive trading days beginning on September 28, 2010 (such five trading day period, the “valuation period”). If a market disruption event or an unscheduled non-trading day occurs on or after September 28, 2010, on any day that would otherwise have been a trading day for purposes of the valuation period the “maturity date” will be the fifth business day following the last trading day of the valuation period. If five trading days for the General Mills common stock have not occurred during the period beginning on September 28, 2010 in respect of any day that would otherwise be a trading day comprising a part of the valuation period, and ending on October 18, 2010,

(1)	all remaining trading days will be deemed to occur on October 18, 2010;

(2)	the closing price for each of the remaining trading days will be the closing price on October 18, 2010 or, if there is a market disruption event on that day, the market value per share of General Mills common stock or any other applicable security as determined by the calculation agent; and

(3)	the maturity date will be the fifth business day following October 18, 2010.

Daily amount. The “daily amount” per PIES for each of the five trading days in the valuation period described above is equal to:

(1)	if the adjusted closing price for General Mills common stock on the relevant trading day is greater than $69.30, which we refer to as the “threshold appreciation price,” a fraction of a share of General Mills common stock equal to the result of multiplying 1/5th of the share component by 0.8333;

(2)	if the adjusted closing price for General Mills common stock on the relevant trading day is less than or equal to the threshold appreciation price but is greater than $57.75, which we refer to as the “initial price,” 1/5th of the share component multiplied by a fraction equal to the initial price divided by the closing price for General Mills common stock on such trading day; and

(3)	if the adjusted closing price for General Mills common stock on the relevant trading day is less than or equal to the initial price, 1/5th of the share component.

The “share component” is 0.4329 shares of General Mills common stock, subject to certain adjustments.

As a result of the application of the following formula, on the maturity date you will receive a total of between 0.4329 shares and 0.3607 shares of General Mills common stock (or the cash equivalent) for each PIES with a principal amount of $25.00. The value of those shares of General Mills common stock will not necessarily equal the principal amount of your PIES. Investors otherwise entitled to receive fractional shares in respect of their aggregate holdings of PIES will receive cash in lieu thereof. See “—No Fractional Shares” below.

The “adjusted closing price” on any trading day during the valuation period means, with respect to the underlying security, the sum of its closing price on its exchange and its dividend adjustment amount, in each case as of such trading day.

The “actual aggregate dividend” means, for any scheduled trading day, the following:

•	If no ex-dividend date has occurred during the period from but excluding the trade date to and including such scheduled trading day, zero;

•

If one or more ex-dividend dates have occurred during the period from but excluding the trade date to and including such scheduled trading day, the sum of all regular cash dividends declared per share of the underlying security on all such ex-dividend dates.

The “dividend adjustment amount”, with respect to the underlying security, is zero as of the trade date, may be a positive number, negative number or zero and, on any scheduled trading day, shall be equal to the actual aggregate dividend minus the expected aggregate dividend for such scheduled trading day.

The “ex-dividend date” means, with respect to the underlying security, the ex-dividend date, as such term is commonly understood, with respect to any regular cash dividend declared on the shares of the underlying security.

The “expected aggregate dividend” means, for any scheduled trading day, the sum, with respect to all expected ex-dividend dates that have occurred during the period from, but excluding, the trade date to, and including, such scheduled trading day, of the corresponding expected dividend amounts.

The “expected ex-dividend date” means each of the following dates: October 5, 2007, January 10, 2008, April 10, 2008, July 10, 2008, October 10, 2008, January 12, 2009, April 13, 2009, July 13, 2009, October 13, 2009, January 13, 2010, April 13, 2010 and July 13, 2010.

The “expected dividend amount” means, with respect to the underlying security, $0.39 for each expected ex-dividend date. The expected dividend amount as of any trading day shall be subject to proportional adjustment, in the sole discretion of the calculation agent, on account of the occurrence of certain corporate actions, such as of a subdivision, split or combination of the underlying security on or after the date of this pricing supplement.

A “scheduled trading day” means any day on which the exchange is scheduled to be open for trading for its respective regular trading sessions;

Notwithstanding the foregoing,

•	in the case of certain dilution events, the daily amount will be subject to adjustment; and

•	in the case of certain adjustment events, the consideration received by investors will be cash or property received in respect of the General Mills common stock or a combination thereof, rather than

(or in addition to) shares of General Mills common stock. See “—Dilution Adjustments” and “—Adjustment Events” below.

If the daily amount is subject to adjustment as described under “—Dilution Adjustments,” the adjusted closing price used throughout the definition of daily amount will also be adjusted to determine which of the three clauses in the definition of daily amount will be applicable on the relevant trading day and in the calculation required to be made pursuant to clause (2) of the definition of daily amount. See “Dilution Adjustments—Adjustment of the Adjusted Closing Price.”

We will have the option to pay you cash instead of delivering General Mills common stock in respect of some or all of the total exchange shares. To exercise this option, we will be required to notify the trustee of our election on or before the beginning of the valuation period, and if we are electing to pay cash instead of delivering a portion of the General Mills common stock we would otherwise by required to deliver, we will be required to specify the portion of the total exchange shares in respect of which we will deliver cash instead of General Mills common stock. The trustee will in turn notify The Depository Trust Company of our election and DTC will notify the holders of the PIES. If we elect to deliver cash in respect of a portion of the total exchange shares, the amount of cash deliverable in respect of such portion generally will be equal to the product of (a) the number of shares of General Mills common stock otherwise deliverable in respect of such portion of the total exchange shares multiplied by (b) the average of the closing prices of General Mills common stock for each of the trading days during the valuation period.

Closing price. The “closing price” of any security on any date of determination means, subject to adjustment as described below under “—Dilution Adjustments—Adjustment of the Closing Price”:

•

if the underlying security (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which underlying security (or any such other security) is listed or admitted to trading;

•

if the underlying security (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”) on such day;

•

if the underlying security (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or

•

if, because of a market disruption event (as defined under “Description of the PIES—Market Disruption Events”) or otherwise, the last reported sale price for the underlying security (or any such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the underlying security (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained.

The term OTC Bulletin Board will include any successor service thereto.

Trading days. A “trading day” means a day on which the exchange is open for trading and there has not occurred or does not exist a market disruption event. We will give investors notice if a market disruption event occurs during the valuation period and ending upon completion of the valuation period for determining the daily amounts.

Business day. A “business day” means any day that is not a Saturday, a Sunday or a day on which the banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Market disruption events. Certain events may prevent the calculation agent from calculating an adjusted closing price and consequently sum of the daily amounts that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

A “market disruption event”, means, with respect to the underlying security:

•

the occurrence or existence of a suspension, absence or material limitation of trading of the underlying security (or such security) on the primary market for the underlying security (or such security) at any time during the one hour period preceding the close of the principal trading session in such market;

•

a breakdown or failure in the price and trade reporting systems of the primary market for the underlying security (or such security) as a result of which the reported trading prices for the underlying security (or such security) during the last one hour period preceding the close of the principal trading session in such market are materially inaccurate;

•

the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the underlying security (or such security), if available, at any time during the last one hour period preceding the close of the principal trading session in the applicable market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts,

in each case as determined by the calculation agent in its sole discretion.

For the purpose of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the Securities Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the underlying security (or such security) by the primary securities market trading in such contracts, if available, by reason of:

¡	a price change exceeding limits set by such securities exchange or market,

¡	an imbalance of orders relating to such contracts, or

¡	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying security (or such security); and

•

a suspension, absence or material limitation of trading on the primary securities market on which futures or options contracts related to the underlying security (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Exchange. The “exchange” is defined as the New York Stock Exchange or, if the relevant security is not listed for trading on the New York Stock Exchange on the relevant day for a reason other than a market disruption event, the principal United States securities exchange on which the relevant securities is so listed or, if the relevant security is not so listed on a United States national or regional securities exchange for a reason other than a market disruption event, the over-the-counter market.

Illustration. The number of shares of the underlying security we will deliver on the maturity date will depend on the closing price for the underlying security for each of the five trading days of the valuation period. Below are three examples of the number of shares of the underlying security that a holder of PIES would receive on the stated maturity date, based on the initial price of $57.75 and the threshold appreciation price of $69.30. All examples assume the closing price on the maturity date is equal to the closing price on each of the five trading days in the valuation period. If the closing price of the underlying security has appreciated from the last trading day in the valuation period the value of the shares delivered to you, if any, will be greater than if those shares had depreciated.

Example 1. Assuming the closing price for General Mills common stock is $75.00 for each of those five trading days:

daily amount for each of the five trading days =

1/5th of 0.4329 shares of General Mills common stock	×	0.8333

The total amount of General Mills common stock delivered at maturity per PIES is equal to the sum of the daily amounts, or 0.3607 of one share of General Mills common stock per PIES. As a result, a holder of PIES would receive only 83.33% of the appreciation in market value of General Mills common stock above the threshold appreciation price.

Example 2. Assuming the closing price for General Mills common stock is $65.00 for each of those five trading days:

daily amount for each of the five trading days =

1/5th of 0.4329 shares of General Mills common stock	×	$57.75
$65.00

The total amount of General Mills common stock delivered at maturity per $25.00 principal amount of PIES is equal to the sum of the daily amounts, or 0.3846 of one share of General Mills common stock per $25.00 principal amount of PIES. As a result, a holder of PIES would not realize any of the appreciation in market value of General Mills common stock up to the threshold appreciation price.

Example 3. Assuming the closing price for General Mills common stock is $50.00 for each of those five trading days:

daily amount for each of the five trading days =

1/5th of 0.4329 share of General Mills common stock

The total amount of General Mills common stock delivered at maturity per $25.00 principal amount of PIES is equal to the sum of the daily amounts, or 0.4329 of one share of General Mills common stock per $25.00 principal amount of PIES. As a result, a holder of PIES would realize the entire loss in market value of the General Mills common stock from the initial price.

The above examples are provided for illustrative purposes only. The examples assume that there will be no adjustments to the daily amounts due to any of the events described under “—Dilution Adjustments” below or any other adjustments due to any of the events described under “—Adjustment Events” below, and that we do not elect to deliver cash in lieu of shares of General Mills common stock. Actual closing prices for General Mills common stock may differ from the amounts set forth in the above examples.

Dilution Adjustments

The daily amount and the closing price used in the calculations above will be subject to adjustment under the circumstances described below. Each adjustment to the daily amount and the closing price will be made successively.

Adjustment of the daily amount

The daily amount is subject to adjustment if General Mills:

(1)	pays a stock dividend or makes a distribution, in either case, of shares of General Mills common stock on the outstanding shares of such stock,

(2)	subdivides, splits or combines its outstanding shares of General Mills common stock,

(3)	issues by reclassification (other than a reclassification pursuant to clause (1), (2) or (3) of the definition of adjustment events below) of its shares of General Mills common stock any other equity securities of General Mills,

(4)	issues rights, warrants or options to all holders of General Mills common stock entitling such holders for a period expiring within 45 days after the record date for the determination of holders of General Mills common stock entitled to receive such rights, warrants or options to subscribe for or purchase shares of General Mills common stock (other than rights to purchase General Mills common stock pursuant to a plan for the reinvestment of dividends) at a price per share less than the current market price of the General Mills common stock on the date of announcement of such issuance,

(5)	distributes to all holders of outstanding shares of General Mills common stock evidences of its indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered in clause (1) or (4) above, any dividend or distribution paid exclusively in cash and any dividend or distribution in connection with the liquidation, dissolution or winding up of General Mills),

(6)	distributes cash to all holders of General Mills common stock, excluding

•	any dividend or distribution in connection with General Mills’ liquidation, dissolution or winding up,

•	any quarterly cash dividend on General Mills common stock, or

(7)	successfully completes a tender or exchange offer made by General Mills or any of its subsidiaries for General Mills common stock if the cash and fair market value of any other consideration included in the payment per share of General Mills common stock exceeds the current market price of the General Mills common stock as of the expiration time for such tender or exchange offer.

In the case of the event referred to in clause (1) above, the calculation agent will adjust the daily amount by multiplying the share component to be used in the calculation of the daily amount in effect at the close of business on the record date for the determination of holders of General Mills common stock entitled to receive the dividend or distribution referred to in clause (1) by the following fraction:

The numerator of this fraction will be:

The sum of the number of shares of General Mills common stock outstanding at the close of business on such record date and the total number of shares constituting such dividend or other distribution.

The denominator of this fraction will be:

The number of shares of General Mills common stock outstanding at the close of business on such record date.

In the case of the event referred to in clause (2) above, the calculation agent will proportionately increase or decrease the share component of the daily amount in effect on the day preceding such event.

In the case of the event referred to in clause (3) above, the calculation agent will treat a reclassification of General Mills common stock into other equity securities of General Mills as a distribution of such other equity securities under clause (5) above and a subdivision, split or combination, as applicable, of the number of shares of General Mills common stock outstanding immediately prior to such reclassification into the number of shares outstanding immediately thereafter under clause (2) above.

In the case of the event referred to in clause (4) above, the calculation agent will adjust the daily amount by multiplying the share component to be used in the calculation of the daily amount in effect at the close of business on the date of announcement for such rights, warrants, or options issuance referred to in clause (4) by the following fraction:

The numerator of this fraction will be:

(a)	The number of General Mills shares outstanding at the close of business on such date of announcement, plus

(b)	The number of additional shares of General Mills common stock offered for subscription or purchase by the terms of the rights or warrants.

The denominator of this fraction will be:

(x)	the number of shares of General Mills common stock outstanding at the close of business on such date of announcement, plus

(y)	the number of additional shares of General Mills common stock that the aggregate of the offering price of the total number of shares of General Mills common stock so offered for subscription or purchase by the terms of the rights, warrants or options would purchase at the current market price of the General Mills common stock on such date of announcement.

In the case of the event referred to in clause (5) above, the calculation agent will adjust the daily amount by multiplying the share component to be used in the calculation of the daily amount in effect at the close of business on the record date for the determination of holders of General Mills common stock entitled to receive the dividend or distribution referred to in clause (5) by the following fraction:

The numerator of this fraction will be:

The current market price per share of General Mills common stock on the record date for the determination of holders of General Mills common stock entitled to receive the dividend or distribution referred to in clause (5).

The denominator of this fraction will be:

The current market price per share of General Mills common stock on such record date, less the then fair market value (as determined in good faith by the calculation agent) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of General Mills common stock.

However, in the event that the fair market value of the portion of any capital stock or other equity securities so distributed (determined based on the average of the closing prices of such securities for the ten trading days after such distribution or, if applicable, the initial public offering price of such securities) applicable to one share of General Mills common stock is equal to or greater than 40% of such current market price of the General Mills common stock, which we refer to as a significant spin-off, in lieu of the foregoing adjustment,

•

for the purpose of calculating the number of shares of General Mills common stock which will be delivered to you upon maturity of the PIES, the references to “closing price” in the definition of daily amount will mean the closing price plus the fair market value of such capital stock or other equity securities so distributed per share of General Mills common stock; and

•

you will receive at maturity, in addition to General Mills common stock, the number of shares of such capital stock or other equity securities you would have received had you held on the record date of such distribution the number of shares of General Mills common stock which will be delivered upon maturity of the PIES.

In the case of the event referred to in clause (6) above, the calculation agent will adjust the daily amount by multiplying the share component to be used in the calculation of the daily amount in effect at the close of business on the record date for the determination of holders of General Mills common stock entitled to receive the dividend referred to in clause (6) by the following fraction:

The numerator of this fraction will be:

The current market price per share of General Mills common stock on the record date for the determination of holders of General Mills common stock entitled to receive the distribution referred to in clause (6).

The denominator of this fraction will be:

The current market price per share of General Mills common stock on such record date less the amount of cash so distributed (in excess of the amount excluded as provided above) applicable to one share of General Mills common stock.

However, in the event that the amount of cash so distributed applicable to one share of General Mills common stock is greater than 25% but less than 75% of such current market price of the General Mills common stock on such record date, in lieu of the foregoing adjustment,

•

for the purpose of calculating the number of shares of General Mills common stock which will be delivered to you upon maturity of the PIES, the references to “closing price” in the definition of daily amount will mean the closing price plus the amount of cash so distributed per share of General Mills common stock; and

•

you will receive at maturity, in addition to General Mills common stock, the amount of cash you would have received had you held on the record date of such distribution the number of shares of General Mills common stock which will be delivered upon maturity of the PIES.

In the event the amount of such distribution is equal to or greater than 75% of such current market price, in lieu of the foregoing adjustment, such distribution will constitute an adjustment event.

In the case of the event referred to in clause (7) above, the calculation agent will adjust the daily amount by multiplying the share component to be used in the calculation of the daily amount in effect at the close of business on the day of the expiration time for the tender or exchange offer referred to in clause (7) by the following fraction:

The numerator of this fraction will be:

The product of:

(a)	the current market price per share of General Mills common stock as of the expiration time for the tender or exchange offer referred to in clause (7) above and

(b)	the number of shares of General Mills common stock outstanding (including any tendered shares) at the close of business on the day of such expiration time less the number of all shares of General Mills common stock validly tendered and not withdrawn as of such expiration date.

The denominator of this fraction will be:

(x)	the product of

(i)	the current market price per share of General Mills common stock as of the expiration time for the tender or exchange offer referred to in clause (7) above and

(ii)	the number of shares of General Mills common stock outstanding (including any tendered shares) at the close of business on the day of such expiration time less

(y)	the amount of cash plus the fair market value (as determined in good faith by the calculation agent) of the aggregate consideration payable to holders of General Mills common stock in the tender or exchange offer.

The “current market price” per share of General Mills common stock on any date of determination means the average of the daily closing prices on each of the five consecutive trading days ending on the earlier of such date of determination and the day before the “ex date” with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which General Mills common stock trades regular way on such exchange or in such market without the right to receive such issuance or distribution.

Any shares of General Mills common stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of General Mills common stock under this section. All adjustments to the share component will be calculated to the nearest .0001 of a share of General Mills common stock (or, if there is not a nearest .0001 of a share, to the next lower .0001 of a share). No adjustment in the share component will be required unless such adjustment would result in an increase or decrease of at least one percent, provided that any adjustments which are not required to be made because an increase or decrease of at least one percent does not result will be carried forward and taken into account in any subsequent adjustment.

Adjustment of the closing price

If an adjustment is made to the share component pursuant to clauses (1), (2), (3), (4), (5), (6) or (7) above, (subject to exception in the case of certain significant spin-offs or certain significant cash distributions) an adjustment will also be made to the closing price of General Mills common stock as such term is used throughout the definition of the adjusted closing price used to calculate the daily amount to determine which of the three clauses in the definition of daily amount will be applicable on the relevant trading day and in the calculation required to be made pursuant to clause (2) of the definition of daily amount. The required adjustment to the adjusted closing price of General Mills common stock will be made on each day for which a daily amount is calculated by multiplying the closing price of General Mills common stock on such day by the same factor by which the share component was adjusted pursuant to the procedures described above.

Adjustment Events

Each of the following events are “adjustment events”:

(1)	any consolidation or merger of General Mills with or into another entity (other than a merger or consolidation in which General Mills is the continuing or surviving corporation and in which the General Mills common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of General Mills or another entity),

(2)	any sale, transfer, lease or conveyance to one or more entities of all or substantially all of the property of General Mills (other than any distribution of capital stock or other equity securities in connection with a significant spin-off),

(3)	any statutory exchange of securities of General Mills with another entity,

(4)	any distribution of cash to all holders of General Mills common stock where the amount of cash distributed applicable to one share of General Mills common stock is equal to or greater than 75% of the current market price of the General Mills common stock on the record date of such distribution, and

(5)	any liquidation, dissolution or winding up of General Mills (other than under an insolvency event).

If any adjustment event occurs, or if the record date therefore falls, on or prior to the maturity date, you will generally receive on the maturity date, with respect to each PIES, the kind and amount of securities, cash and other property receivable upon, or in connection with, such adjustment event (or the equivalent value in cash as described above) by a holder (including any shares of General Mills common stock retained by such holder in connection with such adjustment event) of the number of shares of General Mills common stock that would have been exchanged for each PIES if the maturity date for the PIES had occurred immediately prior to such adjustment event. The calculation required to be made to determine the daily amount will be made based on the five trading days immediately prior to the effective date of the adjustment event. Therefore, a subsequent change in the price of the securities receivable upon such adjustment event will not affect the number of securities you will receive on the maturity date. You will not receive any interest on the securities, cash or other property distributed upon such adjustment event, and you will have no right to any dividends or distribution thereon which have a record date that is prior to the maturity date of the PIES.

If the PIES become exchangeable, in whole or in part into any property other than General Mills common stock or cash, such property will be subject to adjustment in the same manner and upon the occurrence of the same types of events described above with respect to the General Mills common stock. Each holder of PIES will be responsible for the payment of any and all brokerage and other transaction costs upon the delivery to it of such other property.

No adjustments will be made for certain other events, such as offerings of General Mills common stock by General Mills for cash or in connection with acquisitions.

Notice provisions. We will, upon being notified of the occurrence of an event that requires an adjustment to the daily amount or the occurrence of an adjustment event (or, in either case, if we are not aware of such occurrence, as soon as practicable after becoming so aware), promptly notify the trustee and each owner of PIES in writing of the occurrence of such event including a statement setting forth the factors by which the closing price and the share component used in the calculation of the daily amount are to be adjusted in order to determine which clause of the daily amount definition will apply on each day on which a daily amount is required to be calculated.

Bankruptcy, Insolvency, Reorganization or Liquidation of General Mills

In the event that an “insolvency event” occurs, all of our obligations under the PIES will immediately terminate. Following such termination, you will not receive any further interest payments and no principal payments, shares of General Mills common stock, cash in lieu of such shares or any other property will be delivered to you.

An “insolvency event” means:

(1)	General Mills pursuant to or within the meaning of any bankruptcy law (A) commences a voluntary case or proceeding, (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding, (C) consents to the appointment of a custodian of it or for any substantial part of its property, (D) makes a general assignment for the benefit of its creditors, (E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it or (F) takes any corporate action to authorize or effect any of the foregoing; or

(2)	any person or entity commences a case or proceeding requesting any order or decree under any bankruptcy law (A) for relief against General Mills in an involuntary case, (B) to appoint a custodian of General Mills for all or substantially all of General Mills’ property or (C) to order the winding up or liquidation of General Mills and either (x) a court of competent jurisdiction enters any such order or decree or (y) such case or proceeding has not been dismissed prior to the day immediately prior to the beginning of the valuation period.

No Fractional Shares

We will not deliver fractional shares of General Mills common stock in exchange for the PIES. If more than one PIES is surrendered at one time by the same investor, the number of full shares of General Mills common stock or related securities to be delivered on the maturity date will be computed on the basis of the total number of PIES so surrendered at the maturity date. Instead of delivering any fractional share or security, each such investor will be entitled to receive an amount in cash equal to the value of such fractional share based on the closing price of such security on the trading day immediately preceding the maturity date.

Calculation Agent

Lehman Brothers Inc. will act as the calculation agent. The calculation agent will determine, among other things, the initial price, the price of the underlying security quoted on the exchange at any time or the closing price of the underlying security on any trading day, as applicable, in each case during the valuation period, the adjusted closing price, the amount of any interest payment payable on any interest payment date and the amount we will pay you at maturity. In addition, the calculation agent will determine whether there has been a market disruption event, dilution event, adjustment event or insolvency event and whether a day is an interest payment date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity and each interest payment date on or prior to 11:00 a.m. on the business day preceding the maturity date and each interest payment date.

All calculations with respect to the adjusted closing price, the daily amounts and the payment at maturity to a PIES holder will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of PIES per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Other Payment Terms

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the PIES on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the PIES entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding PIES by tender, in open market or by private agreement.

Events of Default and Acceleration

In case an event of default with respect to the PIES shall have occurred and be continuing, the amount declared due and payable per $25 principal amount PIES upon any acceleration of the PIES shall be determined by the calculation agent and the total exchange shares will equal 5 times the daily amount, calculated on such date of acceleration. See “Description of Debt Securities—Defaults” in the accompanying base prospectus.

If the maturity of the PIES is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indentures” in the accompanying base prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying base prospectus under the heading “Description of Debt Securities—Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the PIES. The PIES will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully-registered global notes certificates, representing the total aggregate principal amount of the PIES, will be issued and will be deposited with DTC. See the description contained in the accompanying MTN prospectus supplement under the heading “Description of the Notes—Forms of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the PIES will be payable and the transfer of the PIES will be registrable at the principal corporate trust office of Citibank, N.A. (“Citibank”) in the City of New York.

Citibank or one of its affiliates will act as registrar and transfer agent for the PIES. Citibank will also act as paying agent and may designate additional paying agents.

Registration of transfers of the PIES will be effected without charge by or on behalf of Citibank, but upon payment (with the giving of such indemnity as Citibank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The PIES will be governed by and construed in accordance with the law of the State of New York.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of PIES as of the date of this pricing supplement. If any information in the MTN prospectus or the base prospectus is inconsistent with this pricing supplement, you should rely on the information in this pricing supplement.

Except where noted, this summary deals only with a PIES held as a capital asset by a United States holder (as defined below) who purchases the PIES on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

•

tax consequences to holders of PIES who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•	tax consequences to persons holding PIES as part of a wash sale, hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of PIES whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds our PIES, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our PIES, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this pricing supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Certain aspects of the United States federal income tax treatment of securities such as the PIES are not clear. If you are considering the purchase of PIES, you should consult your own tax advisors concerning the United States federal income tax consequences of investing in the PIES in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of PIES.

For purposes of this discussion, a “United States holder” is a beneficial owner of a PIES that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A “non-United States holder” is a beneficial owner (other than a partnership) of a PIES that is not a United States holder.

General

There is no statutory, judicial or administrative authority that directly addresses the proper United States federal income tax characterization and treatment of securities similar to the PIES. No ruling is being sought from the Internal Revenue Service as to the proper United States federal income tax characterization and treatment of the PIES. You should also be aware that our special tax counsel, Sidley Austin LLP, has not provided us with an opinion regarding the proper characterization of the PIES for U.S. federal income tax purposes. Therefore, the proper United States federal income tax characterization and treatment of the PIES is uncertain. Notwithstanding the foregoing, Lehman Brothers Holdings Inc. intends to treat, and by purchasing a PIES, for all tax purposes, you agree to treat, a PIES as a financial contract, rather than as a debt instrument. If you take a contrary position, you may be required to disclose such contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a PIES is acquired. You should consult your own tax advisor concerning alternative characterizations. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

Interest payments

There is no direct authority addressing the treatment of the interest payments under current law, and such treatment is unclear. Such interest payments will not constitute interest income for United States federal income tax purposes, but may in whole or in part constitute other periodic income payments to you when received or accrued, in accordance with your regular method of tax accounting. To the extent we are required to file information returns with respect to the interest payments, we intend to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of the interest payments, including the possibility that any such payment may be treated in whole or in part for United States federal income tax purposes as interest, a payment analogous to an option premium, a purchase price adjustment or rebate rather than being includible in income as other periodic income on a current basis. The treatment of the interest payments could affect your tax basis in the PIES or your amount realized upon the sale, exchange or other disposition or at maturity of the PIES. See “—Sale, exchange or other disposition or cash settlement upon maturity.”

Settlement upon maturity

In the event that a PIES is settled solely in cash on the maturity date, you will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received (other than amounts representing accrued and unpaid interest payments) differs from your tax basis in the PIES. Your tax basis in a PIES generally will equal the amount you paid to acquire the PIES. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, Lehman Brothers Holdings Inc. intends to report any such gain or loss to the Internal Revenue Service in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss if you have held the PIES for more than one year as of the maturity date. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. Interest payments, if any, received by you but not includible in your income should reduce your tax basis in the PIES. See “—Interest payments.”

In the event that a PIES is settled in shares of General Mills common stock on the maturity date, although the matter is not free from doubt, we intend to take the position that you will not recognize gain or loss on the receipt of the shares of the stock. However, you will be required to recognize gain or loss with respect to any cash received in lieu of fractional shares of the stock. The amount of that gain or loss will be equal to the difference, if any, between the amount of cash received and the portion of your tax basis in the PIES that is allocable to those fractional shares of the stock. Any such gain or loss will be treated as short-term capital gain or loss. You will have a tax basis in the shares of the stock equal to your tax basis in your PIES (less the portion of such tax basis that is allocable to any fractional shares of the stock), and your holding period for the shares of the stock will begin on the day immediately following the maturity date.

In the event that a PIES is settled in a combination of cash and shares of General Mills common stock on the maturity date, it is uncertain how you should account for the receipt of the cash and the shares of common stock. It is possible that you would be required to allocate your adjusted tax basis in the PIES between the amount of cash received and the number of shares of General Mills common stock received, in proportion to the relative fair market values of the cash and shares of the General Mills common stock received by you. Under this approach, although the matter is not free from doubt, we intend to take the position that you should not be required to recognize gain or loss with respect to the shares of General Mills common stock received by you. Under this treatment, your tax basis in the shares of General Mills common stock received by you would be equal to that portion of your adjusted tax basis in the PIES that is allocated to the shares of the General Mills common stock, as described above. Your holding period for the shares of General Mills common stock would begin on the day immediately following the maturity date. With respect to the cash received (other than amounts representing accrued and unpaid interest payments, which will be treated as such), under this treatment, you would be required to recognize gain or loss in an amount equal to the difference between the amount of cash received and the portion of your adjusted tax basis in the PIES that is allocable to the cash received, as described above. Any such gain or loss would be treated as capital gain or loss. If you have held the PIES for more than one year as of the maturity date, any such capital gain or loss would generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Notwithstanding the foregoing, as previously mentioned, other United States federal income tax treatments of the receipt of a combination of cash and shares of General Mills common stock on the maturity date could apply and any such differing treatments could have significantly different tax consequences to you. You should consult your own tax advisors in this regard.

Sale, exchange or other disposition

Upon a sale, exchange or other disposition of a PIES prior to the maturity date, you will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in the PIES. Any such gain or loss will be treated as capital gain or loss. If you have held the PIES for more than one year as of the date of such sale, exchange or other disposition, any such capital gain or loss will generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the PIES, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to treat the PIES as debt, in particular because the PIES in form are debt instruments. For example, the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations. Those regulations would require you to accrue interest income at a market rate, and generally would characterize gain and, to some extent, loss as ordinary rather than capital. Additionally, the Internal Revenue Service could assert that the selection and substitution of adjustment event securities in the case of certain adjustment events results in a taxable exchange of the PIES at the time of such selection and substitution, which could affect your holding period and the timing, amount and character of income recognized with respect to the PIES. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Non-United States holders

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of PIES. Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United

States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. Also, as discussed above, alternative characterizations of a PIES for United States federal income tax purposes are possible, which could result in the imposition of United States federal income or withholding tax on the sale, exchange or other disposition or on payments received with respect to the PIES on the maturity date. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

We will generally withhold tax at a 30% rate on interest payments paid on the PIES unless such rate is reduced or eliminated by an “other income” or similar provision of an applicable United States income tax treaty, provided the relevant certification requirements are satisfied. However, interest payments that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your United States permanent establishment, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

Based on the treatment of the PIES as financial contracts, you should not be subject to United States federal withholding tax on payments upon any sale, exchange or other disposition of the PIES or on payments (other than interest payments) received on the maturity date in respect of the PIES, provided that General Mills is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

United States federal income tax

Based on the treatment of the PIES as financial contracts, any gain realized upon the sale, exchange or other disposition of the PIES or on payments (other than amounts representing accrued and unpaid interest payments) received on the maturity date in respect of the PIES generally will not be subject to United States federal income tax unless (i) the gain is effectively connected with a trade or business in the United States of a non-United States holder, (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition or in which the maturity date occurs, and certain other conditions are met, or (iii) in certain circumstances, General Mills is a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

United States federal estate tax

If you are an individual non-United States holder of PIES, PIES held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of PIES, information reporting requirements will generally apply to all payments (including interest payments) received by you or upon the sale, exchange or other disposition of a PIES, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of PIES, we must report annually to the Internal Revenue Service and to you the amount of all payments (including interest payments) paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an Internal Revenue Service Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations.

Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of the PIES made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Lehman Brothers Inc. and Lehman Brothers Inc. has agreed to purchase, all of the PIES at the price indicated on the cover of this pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

We expect to deliver the PIES against payment on or about October 12, 2007, which is the fifth business day following the trade date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the PIES on the trade date, it will be required, by virtue of the fact that the PIES initially will settle on the fifth business day following the trade date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Lehman Brothers Inc. will offer the PIES initially at a public offering price equal to the issue price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PIES and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

We own, directly or indirectly, all of the outstanding equity securities of Lehman Brothers Inc. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

In order to facilitate the offering of the PIES, Lehman Brothers Inc. may engage in transactions that stabilize, maintain or otherwise affect the price of the PIES. Specifically, Lehman Brothers Inc. may sell more PIES than it is obligated to purchase in connection with the offering, creating a naked short position in the PIES for its own account. Lehman Brothers Inc. must close out any naked short position by purchasing the PIES in the open market. A naked short position is more likely to be created if Lehman Brothers Inc. is concerned that there may be downward pressure on the price of the PIES in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, Lehman Brothers Inc. may bid for, and purchase, PIES in the open market to stabilize the price of the PIES. Any of these activities may raise or maintain the market price of the PIES above independent market levels or prevent or retard a decline in the market price of the PIES. Lehman Brothers Inc. is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, Lehman Brothers Inc. or any dealer that would permit a public offering of the PIES or possession or distribution of this pricing supplement or the accompanying base prospectus, MTN prospectus supplement, the relevant underlying supplement or the relevant terms supplements, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the PIES, or distribution of this pricing supplement or the accompanying base prospectus, MTN prospectus supplement or any other offering material relating to the PIES, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the PIES has represented and agreed, that it, to the best of its knowledge after due inquiry (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the PIES or possesses or distributes this pricing supplement and the accompanying base prospectus, MTN prospectus supplement and (ii) will obtain any consent, approval or permission required by it for the offer or sale by it of the PIES under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The PIES are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The PIES have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the PIES may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n°400, dated December 29, 2003, as amended from time to time.

The PIES have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PIES, or distribution of this pricing supplement or the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the agent has represented and agreed, and each underwriter agrees, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the PIES to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the PIES to the public in that Relevant Member State:

(a) in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those PIES which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by Lehman Brothers Holdings Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the PIES to the public” in relation to any PIES in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the PIES to be offered so as to enable an investor to decide to purchase or subscribe the PIES, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The PIES have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock exchange and may not be offered or sold publicly in the United Mexican States. This pricing supplement and the accompanying base prospectus, MTN prospectus supplement, underlying supplement or terms supplements may not be publicly distributed in the United Mexican States.

Neither this pricing supplement nor the accompanying base prospectus, MTN prospectus supplement, have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement, the accompanying base prospectus, MTN prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PIES may not be circulated or distributed, nor may the PIES be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The PIES may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the PIES, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PIES which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The PIES may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this pricing supplement, the accompanying base prospectus, MTN prospectus supplement or terms supplement nor any of the documents related to the PIES constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

In addition, PIES that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such PIES will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

Each agent has represented and agreed that:

(a) in relation to any PIES which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any PIES other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the PIES would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by such agent;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any PIES in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings Inc.; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any PIES in, from or otherwise involving the United Kingdom.

This offering is extraterritorial (non-Venezuelan), directed exclusively to clients of the underwriters and as such, no registrations or authorizations will be required from the Comisión Nacional de Valores.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the PIES. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the PIES by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, the PIES may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the PIES is not prohibited, such as the exemption for certain transactions involving non-fiduciary service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code (the “Service Provider Exemption”). Each purchaser or holder of the PIES or any interest therein will be deemed to have represented and warranted by its purchase or holding of the PIES or any interest therein that (a) its purchase and holding of the PIES is not made on behalf of or with “plan assets” of any Plan or Plan Asset Entity or (b) its purchase and holding of the PIES will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the PIES or any interest therein will be deemed to have represented and warranted by its purchase or holding of the PIES or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the PIES on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Service Provider Exemption, or some other basis on which the acquisition and holding is not prohibited.

Each purchaser and holder of the PIES has exclusive responsibility for ensuring that its purchase and holding of the PIES does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any PIES to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

$65,000,000.00 PIESSM

(Premium Income Exchangeable SecuritiesSM)

LEHMAN BROTHERS HOLDINGS INC.

6% Exchangeable Notes Due October 12, 2010

(Subject to exchange into shares of common stock of General Mills, Inc.)

PRICING SUPPLEMENT

OCTOBER 4, 2007

(INCLUDING PROSPECTUS

DATED MAY 30, 2006 AND

PROSPECTUS SUPPLEMENT

DATED MAY 30, 2006)

LEHMAN BROTHERS

“Premium Income Exchangeable Securities” and “PIES” are service marks owned by Lehman Brothers Inc.